UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

October 5, 2018

Date of Report (Date of earliest event reported)

Primoris Services Corporation

(Exact name of Registrant as specified in its charter)

Delaware	001-34145	20-4743916
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

2100 McKinney Avenue, Suite 1500, Dallas, Texas 75201

(Address of principal executive offices)

(Zip Code)

(214) 740-5600

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

◻             Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

◻             Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

◻             Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

◻             Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ◻

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ◻

Item 5.02.Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 5, 2018, the Company announced the planned retirement of its Executive Vice President and Chief Financial Officer, Peter J. Moerbeek. In connection with his retirement, Mr. Moerbeek will resign as a director on November 2, 2018, he will step down as Chief Financial Officer after the filing of the Company’s third quarter 10-Q and earnings call, and he will be entering into a 12-month consulting agreement.

The Company also announced that its Board of Directors promoted Ken Dodgen to Executive Vice President, and he will become the Company’s Chief Financial Officer following the third quarter earnings call.

Mr. Dodgen, 52, has served as Senior Vice President and Corporate Controller of the Company since May 2017. Prior to joining the Company, Mr. Dodgen served as Chief Financial Officer at Baker Hill Solutions from 2016 to 2017, Chief Financial Officer at PLH Group, Inc. from 2011 to 2015, and Chief Financial Officer at Fulcrum Power Services from 2006 to 2011. From 1996 to 2006 Mr. Dodgen spent ten years in investment banking with JPMorgan and Merrill Lynch where he focused predominantly on mergers and acquisitions. Prior to investment banking, Mr. Dodgen worked for Affiliated Computer Services in Dallas, and he began his career at PricewaterhouseCoopers. Mr. Dodgen received a B.B.A. in Accounting from Texas A&M University and an M.B.A. from the Booth School of Business at The University of Chicago. He is a licensed CPA.

In connection with his promotion, Mr. Dodgen will receive an initial annual base salary of $375,000 and a discretionary cash bonus opportunity of up to 100% of his base salary. Mr. Dodgen was also granted 6,160 restricted stock units (“RSU”) with a value of $150,000 under the Company’s 2013 Long-term Incentive Equity Plan. Each RSU represents the right to receive one share of the Company’s common stock when vested. The RSU grant will vest in equal annual installments on October 2, 2019, 2020, and 2021, contingent on Mr. Dodgen’s continuing employment on those dates, and is subject to earlier acceleration, termination, cancellation, or forfeiture as provided in the underlying RSU agreement.

No arrangement or understanding exists between Mr.  Dodgen and any other person pursuant to which Mr.  Dodgen was selected as an executive officer of the Company. There are no family relationships between Mr. Dodgen and the executive officers or directors of the Company and no transactions that would require disclosure under Item 404(a) of Regulation S-K.

As part of the transition, Travis Stricker was promoted from Vice President, Finance to Senior Vice President, Finance and has also been appointed Chief Accounting Officer.

Mr. Stricker, 48, has served as Vice President, Finance of the Company since June 2017. Prior to joining the Company, Mr. Stricker served in various capacities at CB&I since 2001, most recently as Vice President, Financial Operations for its global Engineering & Construction segment. He also served as CB&I’s Corporate Controller and Chief Accounting Officer from 2006 to 2008. Prior to CB&I, Mr. Stricker spent time working with a domestic construction contractor and an oil field service company. He began his career at PricewaterhouseCoopers. Mr. Stricker received a B.B.A. and an M.S. in Accounting from Texas A&M University. He is a licensed CPA.

No arrangement or understanding exists between Mr. Stricker and any other person pursuant to which Mr. Stricker was selected as an officer of the Company. There are no family relationships between Mr. Stricker and the executive officers or directors of the Company and no transactions that would require disclosure under Item 404(a) of Regulation S-K.

On October 5, 2018, the Company issued a press release relating to the above matters. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.Financial Statements and Exhibits.

(d)   Exhibits.

Exhibit No.	Description

99.1	Press Release dated October 5, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PRIMORIS SERVICES CORPORATION

Dated: October 5, 2018	By:	/s/ Peter J. Moerbeek
Peter J. Moerbeek
Executive Vice President, Chief Financial Officer